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                     January 17, 2023

       Nicole Neeman Brady
       Chief Executive Officer
       Sustainable Development Acquisition I Corp.
       5701 Truxtun Avenue, Suite 201
       Bakersfield, CA 93309

                                                        Re: Sustainable
Development Acquisition I Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 4,
2022
                                                            File No. 001-40002

       Dear Nicole Neeman Brady:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Adam J. Brenneman